Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1
(Form Type)

Metro One Telecommunications Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securites and Registration of Securities for Selling Stockholders

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (new common stock Units(1) to be sold)	Common Stock, no par value per shares	Rule 457(a) and (o)	80,000,000 Shares	$0.12	$9,600,000	0.0000927	$889.92

Equity (warrants underlying new Units(1) to be sold)	Common Stock underlying Share Purchase Warrants, no par value per share	Rule 457(a) and (o)	20,000,000 Shares	$0.12	$3,000,000	0.0000927	$278.10

Equity (2)	Common Stock underlying Share Purchase Warrants, no par value per share	Rule 457(a) and (o)	7,791,658 Shares	$0.12	$934,999	0.0000927	$86.67

Equity (3)	Common Stock, no par value per share	Rule 457(a) and (o)	25,079,999 Shares	$0.12	$3,009,600	0.0000927	$278.99

Equity (4)	Common Stock underlying Share Purchase Warrants, no par value per share	Rule 457(a) and (o)	12,540,000 Shares	$0.12	$1,504,800	0.0000927	$139.49

Equity (5)	Common Stock, no par value per share	Rule 457(a) and (o)	126,614,436 Shares	$0.12	$15,193,732	0.0000927	$1,408.46

Equity (6)	Common Stock, no par value per share	Rule 457(a) and (o)	18,975,000 Shares	$0.12	$2,277,000	0.0000927	$211.08

Equity (7)	Common Stock, no par value per share	Rule 457(a) and (o)	22,647,751 Shares	$0.12	$2,717,730	0.0000927	$251.93

Total Offering amounts					$38,237,861		$3,544.64
Total Fee Offsets							N/A
Net Fee Due							$3,544.64

(1)	Each Unit consists of one Share of Common Stock, no par value, and 1 Common Share Purchase Warrant for each for 4 shares of Common Stock purchased as part of this Offering.
(2)	Consists of shares underlying warrants issued to CLOS Trading, Ltd.
(3)	Consists of shares sold pursuant to our 2021 private investment in public equity (“PIPE”) offering.
(4)	Consists of shares underlying warrants associated with the PIPE offering.
(5)	Consists of shares of common stock issued pursuant to our offering related to simple agreements for future equity (“SAFE”).
(6)	Consists Of 18,975,000 shares of which 13,313,062 are held by Everest Credit, LP. And 5,661,938 are held by Everest Corporate Finance Ltd.
(7)	Consists of 22,647,751 shares of common stock held by Yaron Elhawi Tr Ua 02/01/2021 Yaron Elhawi Trust Royal App Ltd. in Liquidation, issued as part of our acquisition of Royal App, Ltd.